EXHIBIT 99.1

CHEMICAL
FINANCIAL CORPORATION
333 East Main/P.O. Box 569/Midland, MI 48640-0569
Telephone (517) 839-5350             FAX (517) 839-5255

NASDAQ:	CHFC
FOR:	Immediate Release
DATE:	March 23, 2001
CONTACT:	Al Oliver President and CEO Chemical Financial Corporation (517) 839-5352

Chemical Financial Corporation Affiliates
To Acquire Branch Offices

Midland, MI - Chemical Financial Corporation announced today that two of its banking subsidiaries, Chemical Bank West and Chemical Bank Shoreline, have reached agreement to acquire four branch offices from Fifth Third Bank and Old Kent Bank. Chemical Bank Shoreline will acquire the Old Kent Bank branches located at 91 Douglas Avenue, Holland, MI and 501 Main Street, Zeeland, MI, and will also acquire the Fifth Third Bank branch located at 1600 Beacon Boulevard, Grand Haven, MI. Chemical Bank West will acquire the Fifth Third Bank branch located at 211 W. Main Street, Fremont, MI. The branches have combined deposits of approximately $150,000,000; the transaction will also involve the acquisition by Chemical Bank West and by Chemical Bank Shoreline of certain loans associated with the branches.

Sale of the branches by Fifth Third Bank and Old Kent Bank is a result of the pending acquisition of Old Kent Financial Corporation by Fifth Third Bancorp. The branch sale is contingent upon completion of that merger, and upon approval of the branch transaction by state and federal banking regulators. It is anticipated that the transaction will be closed during the summer of 2001.

James Milroy, President and CEO of Chemical Bank Shoreline, commented, "We are very pleased with this opportunity to expand Chemical Bank Shoreline's network of branch banks further north along the Lake Michigan shoreline. We look forward to serving the banking needs of our new customers, and becoming a part of their communities." John Reisner, President and CEO of Chemical Bank West, added "We view Fremont as an important location for us, serving a market area between our existing Chemical Bank West offices and the expanding market area served by Chemical Bank Shoreline."

Chemical Bank West and Chemical Bank Shoreline are wholly owned subsidiaries of Chemical Financial Corporation of Midland, Michigan. Chemical Financial Corporation is a financial services holding company with $3.1 billion in assets headquartered in Midland, Michigan. Upon completion of the proposed branch acquisitions, the subsidiary banks of Chemical Financial Corporation will operate 122 full-service branch locations and 2 loan production offices spread over 32 counties in the lower peninsula of Michigan. CFC Data Corp., Midland, is a wholly owned data processing subsidiary of Chemical Financial Corporation. Chemical Financial Corporation common stock trades on the Nasdaq Stock Market under the symbol "CHFC".